FORM OF PURCHASE AGREEMENT
                           __________________________



     Tweedy, Browne Fund Inc. (the "Company"), a Maryland corporation and Tweedy, Browne Company LLC (the "Buyer"), hereby agree as follows:

     1. The Company hereby offers the Buyer and the Buyer hereby purchases one share at $10.00 per share of the Company's Tweedy, Browne Global Value Fund II - Currency Unhedged, with par value of $.0001 per share (the "Fund"). The Buyer hereby acknowledges receipt of a purchase confirmation reflecting the purchase of one share, and the Company hereby acknowledges receipt from the Buyer of funds in the amount of $10.00 in full payment for the share.

     2. The Buyer represents and warrants to the Company that the share purchased was acquired for investment purposes and not for the purpose of distribution.

     3. This Agreement has been executed on behalf of the Company by the Secretary of the Company in her capacity as an officer of the company. The obligations of this Agreement shall be binding only upon the assets and property of the Fund and not upon the assets and property of any other fund of the Company and shall not be binding upon any Director, officer of shareholder of the Fund or the Company individually.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ___ day of October, 2009.



                                   TWEEDY, BROWNE FUND INC.



                                   By:
                                        ______________________________________


                                        M. Gervase Rosenberger
                                        Secretary

                                   TWEEDY, BROWNE COMPANY LLC



                                   By:
                                        ______________________________________


                                        Robert Q. Wyckoff
                                        Managing Director